Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, July 28, 2011	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS

RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2011

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) today reported results for the three months ended June 30, 2011.

The Company’s revenues for the second quarter of 2011 were $58,815,000 compared with $58,458,000 for the second quarter of 2010.  Gaming revenues were $53,129,000 compared to $52,722,000 for the second quarter of last year, with the addition of table game revenue offset by lower slot win.

Gaming profits were lower compared to the second quarter of last year as a result of the lower slot win and from high gaming taxes, license fees and costs associated with table game operations.

Occupancy levels in the Dover Downs Hotel were approximately 91% for the second quarter of 2011 compared with approximately 85% last year.

Net earnings were $1,238,000, or $.04 per diluted share, compared with $2,277,000, or $.07 per diluted share for the second quarter of 2010.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “As we noted at the end of our first quarter, the new gaming taxes are crippling the gaming industry in Delaware.  A more reasonable gaming tax is essential if gaming operators in Delaware are to remain competitive.  We must allow for continued reinvestment in facilities, amenities and entertainment offerings and we must have sufficient funds to implement competitive marketing and promotional initiatives if we are to remain the preferred destination for gaming patrons in a region with an ever growing number of new facilities all vying for the same customers.  While our company’s market share in Delaware is increasing, the total Delaware pie is shrinking — a trend we need to reverse for the benefit of all stakeholders in Delaware’s gaming industry, including the State.  This is something that we are intently focused on and hope to address with State Administration officials in the coming months.”

The Company announced yesterday that its Board of Directors declared a quarterly dividend of $.03 per share payable on September 10, 2011 to shareholders of record at the close of business on August 10, 2011.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,600 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 35,000 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues:
Gaming (1)	$53,129	$52,722	$107,461	$104,418
Other operating (2)	5,686	5,736	10,760	10,090
	58,815	58,458	118,221	114,508
Expenses:
Gaming	47,229	44,829	96,706	88,801
Other operating	4,176	4,347	8,049	7,799
General and administrative	1,614	1,706	3,393	3,433
Depreciation	2,901	2,823	6,045	5,846
	55,920	53,705	114,193	105,879

Operating earnings	2,895	4,753	4,028	8,629

Loss on extinguishment of debt	45	—	45	—
Interest expense	790	876	1,601	1,559

Earnings before income taxes	2,060	3,877	2,382	7,070

Income taxes	822	1,600	1,182	3,120

Net earnings	$1,238	$2,277	$1,200	$3,950

Net earnings per common share:
- Basic	$0.04	$0.07	$0.04	$0.12
- Diluted	$0.04	$0.07	$0.04	$0.12

Weighted average shares outstanding:
- Basic	31,646	31,555	31,645	31,551
- Diluted	31,646	31,555	31,645	31,551

(1)          Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)          Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30,	December 31,
	2011	2010
ASSETS

Current assets:
Cash	$13,709	$18,819
Accounts receivable	1,691	3,098
Due from State of Delaware	4,800	9,829
Inventories	2,104	1,989
Prepaid expenses and other	5,170	2,551
Receivable from Dover Motorsports, Inc.	4	18
Prepaid income taxes	738	617
Deferred income taxes	1,416	1,349
Total current assets	29,632	38,270

Property and equipment, net	181,141	186,227
Other assets	974	789
Total assets	$211,747	$225,286

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,203	$3,742
Purses due horsemen	4,817	9,829
Accrued liabilities	7,287	12,286
Deferred revenue	307	307
Total current liabilities	15,614	26,164

Revolving line of credit	75,100	78,600
Liability for pension benefits	3,091	4,949
Other liabilities	408	598
Deferred income taxes	5,630	4,224
Total liabilities	99,843	114,535

Stockholders’ equity:
Common stock	1,580	1,564
Class A common stock	1,660	1,660
Additional paid-in capital	3,073	2,721
Retained earnings	105,875	106,432
Accumulated other comprehensive loss	(284)	(1,626)
Total stockholders’ equity	111,904	110,751
Total liabilities and stockholders’ equity	$211,747	$225,286

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended
	June 30,
	2011	2010

Operating activities:
Net earnings	$1,200	$3,950
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	6,045	5,846
Amortization of credit facility origination fees	44	34
Stock-based compensation	518	609
Deferred income taxes	188	(572)
Loss on extinguishment of debt	45	—
Changes in assets and liabilities:
Accounts receivable	1,407	(422)
Due from State of Delaware	5,029	5,335
Inventories	(115)	(36)
Prepaid expenses and other	(2,548)	79
Receivable from Dover Motorsports, Inc.	14	(3)
Prepaid income taxes/income taxes payable	(12)	369
Accounts payable	(228)	(361)
Purses due horsemen	(5,012)	(4,462)
Accrued liabilities	(4,999)	(1,479)
Deferred revenue	—	(85)
Other liabilities	209	68
Net cash provided by operating activities	1,785	8,870

Investing activities:
Capital expenditures	(959)	(2,198)
Proceeds from sale of available-for-sale securities	21	41
Purchase of available-for-sale securities	(95)	(42)
Net cash used in investing activities	(1,033)	(2,199)

Financing activities:
Borrowings from revolving line of credit	154,577	49,985
Repayments of revolving line of credit	(158,077)	(60,085)
Dividends paid	(1,944)	(1,936)
Repurchase of common stock	(150)	(117)
Credit facility fees	(268)	—
Net cash used in financing activities	(5,862)	(12,153)

Net decrease in cash	(5,110)	(5,482)
Cash, beginning of period	18,819	21,415
Cash, end of period	$13,709	$15,933